Exhibit 99.1

Tenet Healthcare Names Tammy Romo to Board of Directors

DALLAS – March 12, 2015 – The board of directors of Tenet Healthcare Corporation (NYSE:THC) has appointed Tammy Romo, senior vice president of finance and chief financial officer of Southwest Airlines Co., as a new independent director. Romo becomes the board’s tenth member. She will serve on the Audit Committee and the Nominating and Corporate Governance Committee.

Romo, 52, has served as senior vice president of finance and chief financial officer of Southwest Airlines since September 2012. She is responsible for strategic planning and overall finance activities at the company, including financial reporting, accounting, investor relations, treasury, tax, and financial planning and analysis. Previously, she held a variety of financial management and leadership positions at the company, including senior vice president of planning, vice president and controller, vice president and treasurer, and senior director of investor relations. Before joining Southwest Airlines in 1991, she was an audit manager at Coopers & Lybrand, LLP. Romo is currently a member of the Accounting Advisory Council at the McCombs School of Business at the University of Texas at Austin. She is also a certified public accountant in the State of Texas.

“We are delighted to welcome Tammy to the Tenet board,” said Edward A. Kangas, Tenet’s non-executive chairman. “Tammy has a proven track record established over more than two decades at Southwest Airlines, an extremely well-regarded organization in a highly regulated industry. She brings a powerful combination of financial acumen, investor perspective and leadership skills that will benefit our entire board and management team.”

Trevor Fetter, president and chief executive officer, said, “Tammy is a strong addition to our talented and distinguished board. In addition to financial expertise, she offers experience gained as a senior executive at one of the world’s most innovative consumer-oriented companies. Her strategic insights will benefit the board and management as we work to drive growth by delivering greater value for healthcare consumers and payers.”

About Tenet Healthcare

Tenet Healthcare Corporation is a national, diversified healthcare services company with 110,000 employees united around a common mission: to help people live happier, healthier lives. The company operates 80 hospitals, 214 outpatient centers, six health plans and Conifer Health Solutions, a leading provider of healthcare business process services in the areas of revenue cycle management, value based care and patient communications. For more information, please visit www.tenethealth.com.

The terms “THC”, “Tenet Healthcare Corporation”, “the company”, “we”, “us” or “our” refer to Tenet Healthcare Corporation or one or more of its subsidiaries or affiliates as applicable.

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Corporate Communications	Investor Relations
Donn Walker	Thomas Rice
469-893-2640	469-893-6992
mediarelations@tenethealth.com	investorrelations@tenethealth.com

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